Exhibit 10.2

GENERAL RELEASE AND SEPARATION AGREEMENT

This GENERAL RELEASE AND SEPARATION AGREEMENT (this “Agreement”) is entered into effective as of the 5th day of June, 2008 (the “Effective Date”), by and between g8wave Holdings, Inc., a Delaware corporation (the “Company”), Habib Khoury (“Executive”), and solely for the purposes of Section 4 hereof, Bradley M. Mindich, an individual (“Mindich”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of April 2, 2007, as amended by that certain First Amendment to Employment Agreement dated January 25, 2008 (the “Employment Agreement”);

WHEREAS, the Employment Agreement permits either party to terminate the Employment Agreement with twenty (20) days prior written notice, which notice has been waived by both the Company and Executive;

WHEREAS, pursuant to the Employment Agreement, the Company has elected to pay a portion of Executive’s salary in shares of common stock of the Company (“Compensation Shares”), which Compensation Shares have not, prior to the Effective Date, been issued to Executive;

WHEREAS, as of the Effective Date, Executive is the holder of 1,698,877 restricted stock units issued pursuant to the Company’s 2007 Equity Incentive Plan, each of which, upon exercise, entitles Executive to one share of the Company’s common stock (the “RSUs”); and

WHEREAS, the Company no longer desires to employ Executive and Executive no longer desires to be employed by the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Termination of Employment Agreement; Resignation. The Employment Agreement is hereby terminated as of the Effective Date and shall be of no further force and effect thereafter, except that the following provisions shall survive: Sections 5 and 16. In addition, Executive hereby resigns from any and all offices and positions held by him with the Company and its subsidiaries, other than his position as a member of the Company’s board of directors.

2.  Payment. In consideration for the General Releases in Section 3(a) hereof, and as full, complete, and final payment for any and all obligations owing by the Company to Executive under the Employment Agreement and with respect to his employment by the Company, including, but not limited to, (a) any and all stock (including the Compensation Shares), restricted stock units (including the RSUs), options, or other equity rights, and (b) wages, commissions, bonuses, vacation pay, expenses, fees, or other compensation or payments of any kind or nature:

Exhibit 10.2

a.
So long as Executive has not rescinded this Agreement as of the 8th calendar day following the Effective Date (the “Payment Date”), the Company shall pay, or cause to be paid, to Executive on the Payment Date the sum of Thirty Two Thousand and 00/100 Dollars ($32,000.00), less FICA taxes required to be withheld by applicable law (the “Cash Severance Payment”). Executive hereby instructs the Company not to withhold any other amounts under federal or state law, and hereby agrees that he shall solely be responsible for such amounts and shall pay all such amounts when due;

b.
The Company shall provide, or cause to be provided to Executive (at no charge to Executive), medical and dental benefits substantially similar to those currently provided to Executive, for a period of 12 months from the Effective Date, all in accordance with the Company’s policies and the terms of the applicable plan documents; and

c.
The Company shall issue to Executive, promptly following the Effective Date, 3,183,727 shares of common stock of the Company, which shares Executive acknowledges and agrees are the only shares or other equity securities or rights that will be owed to him by the Company as of the Effective Date.

3.  General Releases.

(a)  Release by Executive. Except as expressly provided herein, Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns (collectively referred to as the “Executive Parties”), hereby releases and discharges the Company, its affiliates, subsidiaries, parent, each of their successors and assigns, and each of their officers, directors, employees, stockholders, agents, accountants and attorneys (collectively referred to as the “Company Released Parties”), from any and all actions or causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, obligations, liabilities, claims, and demands whatsoever, in law, admiralty or equity (collectively, the “Claims”), which the Executive Parties ever had, now have or hereafter, can, shall or may have based upon the Employment Agreement and Executive’s employment by the Company and the termination of that employment, including (i) any and all Claims of wrongful discharge or other tort, and all rights under federal, state or local law, including those that prohibit race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, any state or local human rights laws, and all Claims under the Workers’ Compensation laws, the Equal Pay Act, the National Labor Relations Act, as amended, the Americans with Disabilities Act, the Federal Rehabilitation Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, and (ii) any and all Claims arising under any contract, including the Employment Agreement, any side letter, offer letter, policy, practice, program or plan, including Claims for severance pay, incentive compensation, change in control payments, bonus, or other compensation or benefits, but excluding, in each case, Claims arising under this Agreement.

Exhibit 10.2

(b)  Release by Company. Except as expressly provided herein, the Company, on behalf of itself, its affiliates, subsidiaries, parents, officers, directors, employees and shareholders and each of their successors and assigns (collectively referred to as the “Company Releasing Parties”), hereby releases and discharges the Executive Parties from any and all Claims, which the Company Releasing Parties ever had, now has or hereafter, can, shall or may have based upon any act or omission of Executive arising through the Effective Date with respect to Executive’s employment with the Company or its subsidiaries (but not with respect to Executive’s position as a director of the Company), including, without limitation any Claims arising under any contract, including the Employment Agreement, any side letter, offer letter, policy, practice, program or plan, but excluding, in each case, Claims arising under this Agreement.

4.  Non-Disparagement. Executive, on the one hand, and the Company and Mindich, on the other hand, hereby agree not to hereafter intentionally disparage the other, or any of the Company’s current or former officers, directors, or employees. As used in this Section 4, “disparage” means any statement or representation that, directly or by implication, would reasonably be expected to harm the business reputation or business opportunities of the other party.

5.  Opportunity to Review. Executive acknowledges that he has been provided with a sufficient opportunity to review this Agreement prior to signing it, and that he is knowingly and voluntarily entering into this Agreement.

6.  Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles, except that the validity and enforceability of the releases not to sue with respect to Claims based on federal law shall be governed by the applicable federal law.

7.  No Modification. This Agreement shall not be modified or discharged, in whole or in part, except by agreement in writing signed by the parties hereto.

8.  Integration/Merger. The parties acknowledge that (a) this Agreement constitutes the entire agreement between them with respect to the termination of Executive’s employment with the Company, (b) they have not relied on any representation not contained herein, and (c) this Agreement supersedes any and all prior agreements or understandings between them with respect to the termination of Executive’s employment with the Company.

9.  Counterparts. This Agreement may be executed in one or more counterparts and delivered by facsimile or electronic signature, each of which will be deemed an original and all of which constitute one and the same agreement.

[Signature Page to Follow]

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EXECUTIVE	G8WAVE HOLDINGS, INC.

/s/ Habib Khoury Habib Khoury	By: /s/ Bradley M. Mindich Bradley M. Mindich Director

BRADLEY M. MINDICH (solely with respect to Section 4 of the Agreement)

/s/ Bradley M. Mindich Bradley M. Mindich